UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2008
AMERICAN INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

70 Pine Street New York, New York 10270

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 31, 2008, American International Group, Inc. (“AIG”) limited the previously scheduled termination of the AIG Supplemental Incentive Savings Plan, the AIG Executive Deferred Compensation Plan, the SunAmerica Executive Savings Plan and 11 other legacy elective deferred compensation plans of AIG subsidiaries that AIG assumed in connection with acquisitions.
     As reported in AIG’s Current Report on Form 8-K filed on November 18, 2008, all deferred account balances under these 14 plans were scheduled to be paid no later than April 1, 2009. On December 31, 2008, AIG determined instead to distribute account balances only to current agents and employees (excluding former employees and agents), and to exclude current executive officers from such distributions.
     As of November 12, 2008, all participants in AIG’s Senior Partners Plan together held an aggregate of approximately $6.0 million in account balances in these plans, including approximately $3.0 million held by executive officers. As of November 12, 2008, all participants currently expected to receive distributions from the foregoing plans as a result of AIG’s most recent actions together held an aggregate of approximately $273.5 million in account balances in these plans.
     No deferrals will be made under these plans after December 31, 2008, but participants’ accounts will remain invested and continue to accrue earnings until the date the account balances are distributed. For those participants that remain in the plans after April 1, 2009, the plans will otherwise continue in accordance with their terms, including with respect to otherwise scheduled, required and/or permitted distributions.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)
Date: January 7, 2009	By:	/s/ Kathleen E. Shannon
		Name:	Kathleen E. Shannon
		Title:	Senior Vice President and Secretary